Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Media Contact
Mike Doble
+1.703.284.4345
corporatePR@raytheon.com
For Immediate Release

Marta R. Stewart elected to Raytheon board of directors

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WALTHAM, Mass., June 27, 2018 /PRNewswire/ -- The board of directors of Raytheon Company (NYSE: RTN) has elected Marta R. Stewart as a director, effective immediately.

Stewart, 60, retired last year from Norfolk Southern Corporation after a distinguished 33-year career with the company. She most recently served as Executive Vice President and Chief Financial Officer, a position she held since 2013. Her tenure at Norfolk Southern included roles of increasing responsibility in finance, serving as vice president of accounting and controller, and vice president finance and treasurer. She also served as a strategic advisor to the CEO and was an advocate for change throughout the company. Prior to Norfolk Southern, she spent four years at Peat Marwick (a predecessor to KPMG).

“Marta is an experienced finance executive well known for her commitment to delivering shareholder value,” said Thomas A. Kennedy, Raytheon’s chairman and CEO. “She brings a wealth of strategic insight to our Board as we position the company to take advantage of the exciting, new global growth opportunities we see in the aerospace and defense, cybersecurity and commercial markets.”

Ms. Stewart immigrated to the United States from Cuba in 1961 and graduated from The College of William and Mary in 1979 with a business administration degree in accounting. She is a Certified Public Accountant. She also serves on the board of Simon Property Group.

About Raytheon

Raytheon Company, with 2017 sales of $25 billion and 64,000 employees, is a technology and innovation leader specializing in defense, civil government and cybersecurity solutions. With a history of innovation spanning 96 years, Raytheon provides state-of-the-art electronics, mission systems integration, C5ITM products and services, sensing, effects, and mission support for customers in more than 80 countries. Raytheon is headquartered in Waltham, Mass. Follow us on Twitter.